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                                  EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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                      BLAINE HURST TO LEAVE PAPA JOHN'S FOR
                          POSITION AT SOFTWARE STARTUP

         Louisville, Kentucky (December 22, 2000) - Papa John's International (Nasdaq: PZZA) today announced that President and Vice Chairman Blaine Hurst will leave the company and its Board of Directors at the end of January 2001 to accept a position with software startup eMac Digital LLC. Papa John's Founder, Chairman and CEO John Schnatter will assume the duties of President until a successor is named.

Hurst started with Papa John's in 1995 as Vice President of Information Services, moving on to roles as Chief Information Officer, Executive Vice President and most recently, President and Vice Chairman. During Hurst's tenure with the company, Papa John's grew from 632 restaurants to nearly 2,800 restaurants operating in 49 states and 10 countries.

"I'm thankful for the opportunity to have played a part in Papa John's growth over the last six years," Hurst said. "Papa John's is a great concept with a very strong leadership team. Yet, I'm also excited to get back into the technology field."

"We appreciate Blaine's leadership and wish him the best of luck with this new opportunity," Schnatter said.

Headquartered in Louisville, Kentucky, as of December 21, 2000 Papa John's had 2,562 restaurants (627 company-owned and 1,935 franchised) operating in 49 states and 10 international markets. Papa John's also owns or operates an additional 205 Perfect Pizza restaurants (7 company-owned and 198 franchised) in the United Kingdom. For more information about the company, please visit www.papajohns.com.